EXHIBIT 3.1

                AMENDED AND RESTATED CHARTER

                             OF

           MID-AMERICA APARTMENT COMMUNITIES, INC.



      The undersigned corporation hereby amends and restates its Charter under the Tennessee Business Corporation Act.

      A.    The  name  of  the  corporation  is  Mid-America
Apartment Communities, Inc. (the "Corporation").

      B. The Charter of the Corporation is amended and restated as follows:

          Name.   The  name  of the corporation  (which  is
hereinafter   called  the  "Corporation")   is   Mid-America
Apartment Communities, Inc.

          For Profit.  The Corporation is for profit.
           Principal and Registered Office.  The address  of
the   Corporation's  initial  registered  office   and   its
principal office is 6584 Poplar Avenue, Suite 340,  Memphis,
Tennessee 38138.

            Initial  Registered  Agent.   The  name  of  the
Corporation's initial registered agent at that office is George E. Cates.

            Incorporator.   The  name  and  address  of  the
incorporator is John A. Good, 6075 Poplar Avenue, Suite 623,
Memphis, Tennessee 38119.

           Authorized Capital Stock. The total number of shares of stock which the Corporation has authority to issue is twenty million (20,000,000) shares of Common Stock, $.01 par value per share, and five million (5,000,000) shares of Preferred Stock, $.01 par value per share.

           The Preferred Stock may be issued from time to time by the Board of Directors of the Corporation, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions as may be fixed by the Board of Directors.

          Directors. The Corporation shall have a Board of Directors consisting of not less than three (3) nor more than nine (9) members unless otherwise determined from time to time by resolution adopted by the affirmative vote of at least eighty percent (80%) of the members of the Board of Directors. However, the number of directors shall never be less than the minimum number required by the Tennessee
Business  Corporation  Act.   A  director  need  not  be   a
shareholder.   Directors  shall be divided  into  three  (3)
classes as nearly equal in number as possible. The initial term of Class I directors shall expire at the annual shareholder meeting in 1994. The initial term of Class II directors shall expire at the annual shareholder meeting in 1995 and the initial term of the Class III director shall expire at the annual shareholder meeting in 1996. At each annual shareholder meeting, the shareholders shall elect one or more directors to serve a three-year term of the class of directors whose term is expiring at such annual meeting and until their successors are elected and qualify.

                 Independent   Directors.    Notwithstanding
anything herein to the contrary, at all times (except during a period not to exceed sixty (60) days following the death, resignation, incapacity or removal from office of a director prior to expiration of the director's term of office), a majority of the Board of Directors shall be comprised of persons who are not officers or employees of the
Corporation, "Affiliates" of the Corporation, or "Affiliates" of any subsidiary of the Corporation, or any partnership which is an Affiliate of the Corporation.

               Definition of Affiliate. For purposes of the foregoing subsection, "Affiliate" of a person shall mean any person that, directly or indirectly, controls or is controlled by or is under common control with such person, any other person that owns, beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equity interests of such person, or any officer, director, employee, partner or trustee of such person or any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). The term "person" means and includes individuals, corporations, general and limited partnerships, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

                Amendment  of this Article.  Notwithstanding
any other provision of this Charter or the Bylaws of the Corporation (and notwithstanding that some lesser percentage may be specified by law, this Charter or the Bylaws of the Corporation), the provisions of this Article 7 shall not be amended, altered, changed or repealed without the affirmative vote of at least eighty percent (80%) of the members of the Board of Directors or the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting as a single voting group.

           Dividends. All shares of Common Stock will participate equally in dividends payable to holders of shares of Common Stock when and as declared by the Board of Directors and in net assets available for distribution to holders of shares of Common Stock upon liquidation or dissolution.

          Preemptive Rights. No holder of shares of capital stock of the Corporation shall have any preemptive or preferential right to subscribe to or purchase any shares of any class of the Corporation, whether now or hereafter authorized; any warrants, rights, or options to purchase any such shares; or any securities or obligations convertible into any such shares or into warrants, rights, or options to purchase any such shares.

           Limitation of Director Liability. No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, that this provision shall not eliminate or limit the liability of a director: (A) for any breach of the director's duty of loyalty to the Corporation or its shareholders; (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (C) under Section 48-18-304 of the Tennessee Business Corporation Act. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this provision became effective. No amendment of this provision after the time of its effectiveness shall affect in any manner the elimination or limitation on liability of directors for acts occurring prior to the time of such amendment.

           Indemnification.  Any word or  words  defined  in
Part  5  of  Chapter  18 of Title 48 of the  Tennessee  Code
Annotated, as amended from time to time (the "Indemnification Article") used in this Article 11, shall have the same meaning as provided in the Indemnification Article.

            The Corporation shall indemnify and advance expenses to a director, officer, employee or agent of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Article.

           Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or who, while a director, officer, employee or agent of the
Corporation  is  or  was  serving  at  the  request  of  the
Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by such person in that capacity or arising from such person's status as a director, officer, employee or agent, whether or not the Corporation would have power to indemnify such person against the same liability under the Indemnification Article.

           REIT Status. The Corporation shall seek to elect and maintain status as a real estate investment trust ("REIT") under Sections 856-860 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). It shall be the duty of the Board of Directors to ensure that the Corporation satisfies the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount and timing of its distributions to its shareholders. The Board of Directors shall take no action to disqualify the Corporation as a REIT or to otherwise revoke the Corporation's election to be taxed as a REIT without the affirmative vote of two-thirds (2/3) of the number of shares of Common Stock entitled to vote on such matter at a special meeting of the Shareholders.

             Restrictions on Transfer.

              Affidavits of Transferees.  Whenever it
is deemed by the Board of Directors to be prudent in protecting the tax status of the Corporation as a REIT under the Code and regulations issued under the Code, the Board of Directors may require to be filed with the Corporation a statement or affidavit from each proposed transferee of shares of capital stock of the Corporation setting forth the number of such shares already owned by the transferee and any related person(s) specified in the form prescribed by the Board of Directors for that purpose. Any contract for the sale or other transfer of shares of capital stock of the Corporation shall be subject to this provision.

                Affidavits  of Shareholders.  Prior  to  any
transfer or transaction which would cause a shareholder to own, directly or indirectly, shares in excess of the "Limit" as defined in paragraph (d) of this Article 14, and in any event upon demand of the Board of Directors, such shareholder shall file with the Corporation an affidavit setting forth the number of shares of capital stock of the Corporation (a) owned directly and (b) owned indirectly by the person filing the affidavit. For purposes of this paragraph (b), shares of capital stock not owned directly shall be deemed to be owned indirectly by a person if that person would be the beneficial owner of such shares for purposes of Rule 13d-3, or any successor rule thereto, promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") and/or would be considered to own such shares by reason of the attribution rules in Section 544 (as modified by Section 856(h)) of the Code or the regulations issued thereunder.

           The affidavit to be filed with the Corporation shall set forth all information required to be reported in returns filed by shareholders under Treasury Regulation
Section 1.857-9 issued under the Code or similar provisions of any successor regulation, and in reports to be filed under section 13(d), or any successor rule thereto, of the Exchange Act. The affidavit, or an amendment thereto, shall be filed with the Corporation within ten (10) days after demand therefor and at least fifteen (15) days prior to any transfer or transaction which, if consummated, would cause the filing person to hold a number of shares of capital stock of the Corporation in excess of the "Limit" as defined in paragraph (d) of this Article 14.

                Void  Transfers.  Notwithstanding any  other
provision hereof to the contrary except Section 14(e), any acquisition of shares of capital stock that causes any person's ownership to exceed the Limit (as defined in Section 14(d)) or would result in the disqualification of the Corporation as a REIT under the Code shall be void ab initio to the fullest extent permitted under applicable law and the intended transferee of those shares shall be deemed never to have had an interest therein. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then those shares shall be deemed to be Excess Shares (as defined in Section 14(d)) and subject to Section 14(f) below.

               Excess Shares. Except as provided in Section 14(e), no person shall at any time directly or indirectly own in the aggregate more than 9.9% of the outstanding shares of capital stock of the Corporation (the "Limit"). Shares which but for this Section 14(d) would be owned by a person and would, at any time, be in excess of the Limit shall be deemed "Excess Shares" and shall become subject to
Section 14(f). For the purpose of determining whether shares are Excess Shares, "ownership" of shares shall be deemed to include shares constructively owned by a person under the provisions of Section 544 (as modified by Section 856(h)) of the Code. All shares of capital stock of the Corporation which any person has the right to acquire upon exercise of outstanding rights, options and warrants, and upon conversion of any securities convertible into those shares, if any, shall be considered outstanding for purposes of determining the applicable Limit if such inclusion will cause such person to own more than the Limit.

                Exemptions.  The ownership limits set  forth
in Sections 14(c) and 14(d) shall not apply to the acquisition of shares of capital stock of the Corporation by an underwriter in a public offering of those shares or in any transaction involving the issuance of shares of capital stock by the Corporation in which the Board of Directors determines that the underwriter or other person or party initially acquiring those shares will timely distribute those shares to or among others so that, following such distribution, the ownership of those shares will not be in violation of Section 14(c) or 14(d). The Board of Directors in its discretion may exempt from the Limit and from the filing requirements of Section 14(b) ownership or transfers of certain designated shares of capital stock of the Corporation while owned by or transferred to a person who has provided the Board of Directors with evidence and assurances acceptable to the Board of Directors that the qualification of the Corporation as a REIT under the Code and the regulations issued under the Code would not be jeopardized thereby.

               Treatment of Excess Shares.

                (i)   If  the  Board  of  Directors  of  the
Corporation shall at any time determine that a transaction has taken place within the scope of Section 14(c) or that any person intends to acquire Excess Shares, the Board of Directors shall take such action as it or they deem advisable to refuse to give effect to or to prevent such transaction, including but not limited to refusing to give effect to such transfer on the books of the Corporation.

                (ii) If, notwithstanding Sections 14(c)  and
(f)(i), a purported transferee ("Record Transferee") acquires Excess Shares, the Record Transferee shall be deemed to have received such Excess Shares as agent on behalf of, and to hold such Excess Shares in trust for the exclusive benefit of, the person(s) to whom the Excess Shares may be later transferred pursuant to Section 14(f)(iii). The Record Transferee shall have no right to receive dividends or other distributions on the Excess Shares and shall have no right to vote the Excess Shares. The Record Transferee shall have no claim, cause of action, or any other recourse whatsoever against the transferor of the Excess Shares. The Record Transferee's sole right with respect to the trust shall be to receive, at the Corporation's sole and absolute discretion, either (i) an amount upon the resale of the Excess Shares as directed by the Corporation pursuant to Section 14(f)(iii) or (ii) an amount upon the redemption of the Excess Shares by the Corporation pursuant to Section 14(f)(iii).

                (iii)      The  Board  of  Directors  shall,
within six months after receiving notice of a transfer that causes a Record Transferee to own Excess Shares, either, in its sole and absolute discretion, (a) direct the Record Transferee to sell all of the Excess Shares held in trust pursuant to Section 14(f)(ii) for cash in such manner as the Board of Directors directs or (b) redeem such Excess Shares for the price and on the terms set forth in Section 14(f)(iii)(b) on such date within such six month period as the Board of Directors may determine.

                     (a)   If the Board of Directors directs
the Record Transferee to sell the Excess Shares held in trust, the Record Transferee shall pay the Corporation out of the proceeds of such sale all expenses incurred by the Corporation in connection with such sale plus any remaining amount of such proceeds that exceeds the amount paid by the Record Transferee for the Excess Shares, and the Record Transferee shall be entitled to retain only any proceeds in excess of such amount required to be paid to the Corporation.

                      (b)    If   the  Board  of   Directors
determines to redeem the Excess Shares, written notice of redemption (the "Notice") shall be provided to the Record Transferee of the Excess Shares not less than one week prior to the redemption date (the "Redemption Date") determined by the Board of Directors and included in the Notice. The redemption price per share to be paid for Excess Shares will be equal to the lesser of (i) the principal price paid by the Record Transferee from whom Excess Shares are being redeemed or (ii) (a) the closing price per share of the shares on the principal national securities exchange on which the shares are listed or admitted to trading, (b) if the shares are not so listed or admitted to trading, the closing bid price on the date of Notice as reported on the National Association of Securities Dealers, Inc. System, if quoted thereon (the price per share determined under clause
(a)  or (b) being herein defined as the "Market Price"),  or
(c) if a Market Price is not determinable in accordance with either clause (a) or (b) of this sentence, the net asset value per share on the date of Notice determined in good faith by the Board of Directors, (iii) the Market Price on the date on which the person would but for this Article 14 have been deemed to acquire ownership of the Excess Shares, or (iv) the maximum price allowed under Part 5 of Chapter 35 of Title 48 of the Tennessee Code Annotated. The amount payable to the Record Transferee for Excess Shares so redeemed may be paid, at the option of the Corporation, in the form of the number of "Units" equal to the number of shares redeemed divided by the "Conversion Factor," as those terms are defined in the Partnership Agreement of Mid-America Apartment Communities, Inc. The redemption price for any shares of capital stock of the Corporation so redeemed shall be paid on the Redemption Date. From and after the Redemption Date, the holder of any redeemed shares of capital stock of the Corporation shall cease to be entitled to any distributions or other benefits with respect to redeemed shares, except the right to receive payment of the redemption price fixed as aforesaid.

               Application of Article. Nothing contained in this Article 14 or in any other provision hereof shall limit the authority of the Board of Directors to take any and all other action as it in its sole discretion deems necessary or advisable to protect the Corporation and the interests of its shareholders by maintaining the Corporation's eligibility to be, and preserving the Corporation's status as, a REIT under the Code.

               Definition of "Person". For purposes of this Article only, the term "person" shall include individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, associations, consortia, companies, trusts, banks, trust companies, land trusts, common law trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof.

                 Severability.  If  any  provision  of  this
Article 14 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of that court.

                Legend. Certificates representing shares of capital stock of the Corporation shall bear a legend referencing the restrictions set forth in this Article 14.

                NYSE Settlement. Nothing in these Articles of Incorporation shall preclude any settlement transaction with respect to the Common Stock of the Company entered into through the facilities of the New York Exchange.

      C. The Amended and Restated Charter was approved by unanimous written consent of the sole shareholder of the Corporation on January 10th, 1994.



                                     DATED:  January 10th, 1994


                                     Mid-America   Apartment
                                     Communities, Inc.


                                   By:  /s/ George E. Cates
                                         George  E.   Cates,
                                         President